[ATMOS ENERGY LOGO]	EXHIBIT 99.1

News Release

Analyst and Media Contact:

Susan Kappes

(972) 855-3729

Atmos Energy Corporation Reports Strong Results

For 2003 Fiscal Year and Fourth Quarter

DALLAS (November 11, 2003)—Atmos Energy Corporation (NYSE: ATO) today reported net income of $71.7 million, or $1.54 per diluted share, for the fiscal year ended September 30, 2003, compared with net income of $59.7 million, or $1.45 per diluted share, for fiscal 2002. Weighted average diluted shares were 46.5 million for the year ended September 30, 2003, an increase of 5.2 million shares, or approximately 13 percent, from September 30, 2002. Results for fiscal 2003 represent a 20 percent increase in net income and a 6 percent increase in year-over-year diluted earnings per share.

For the fourth quarter of fiscal 2003, Atmos Energy reported an expected net loss of $2.4 million, or $0.05 per diluted share, compared with a net loss in the fourth quarter of fiscal 2002 of $5.6 million, or $0.14 per diluted share. Atmos Energy traditionally reports a loss in the fourth quarter because customers’ natural gas usage is lowest in the summer months.

“Atmos Energy overcame many challenges in fiscal 2003, including high and volatile gas prices, a steep rise in customer receivables and increased employee benefits costs,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “We are very pleased with the continued performance of our utility operations and the improvements in our nonutility operations.”

Best reaffirmed Atmos Energy’s earnings guidance for fiscal 2004. He said earnings are projected to range from $1.55 to $1.60 per diluted share for the year, assuming normal weather conditions and gas commodity prices that are less volatile than those experienced during the past winter.

“We are now targeting between 3 percent and 5 percent growth, on average, as a result of a strategic decision to reduce the risk profile of our nonutility gas marketing segment and the dilution resulting from our June 2003 common stock offering,” he said.

Results for the Year Ended September 30, 2003

Consolidated gross profit for the fiscal year ended September 30, 2003, was $535.0 million, compared with $431.1 million for the prior year. Total utility gas throughput for the year ended September 30, 2003, was 248.0 billion cubic feet (Bcf), compared with 208.5 Bcf for the prior year. The increases in gross profit and utility throughput were primarily attributable to the additional volumes resulting from the acquisition of Mississippi Valley Gas Company (MVG) in December 2002 and to weather that was 3 percent colder than last year as adjusted for jurisdictions with weather-normalized operations. Total natural gas marketing sales volumes were 226.0 Bcf, compared with 204.0 Bcf for the prior year.

As reported in the second quarter of 2003, net income for the 2003 fiscal year includes a cumulative noncash after-tax charge of $7.8 million for an accounting change. On October 25, 2002, the Emerging Issues Task Force rescinded Issue No. 98-10 “Accounting for Energy Trading and Risk Management Activities.” As a result, Atmos Energy no longer uses mark-to-market accounting for inventory, storage, transportation and index-priced physical forward contracts. As performance under these contracts is completed, the applicable income is recognized. Beginning January 1, 2003, Atmos Energy’s index-priced physical forward contracts are considered normal purchases and sales under SFAS No. 133. Atmos Energy also now presents its nonutility gas marketing segment’s forward physical contracts on a gross basis—in other words, as components of revenues and purchased gas cost—rather than on a net basis in gas trading margin. All prior-year periods have been reclassified to conform to this new presentation.

Atmos Energy’s net income from nonutility operations, which operate under Atmos Energy Holdings, Inc, was $9.6 million for the year ended September 30, 2003, compared with net income of $16.7 million for fiscal 2002. Nonutility operations contributed 13 percent of consolidated net income for the current year, as compared with 28 percent for the prior year.

Nonutility net income was lower in fiscal 2003 primarily due to high gas prices and volatility, contract price risk and an inability to withdraw sufficient volumes from storage to match the unwinding of associated financial hedges. During the third and fourth quarters of fiscal 2003, Atmos Energy took steps to mitigate any future negative effect of these previous events. The company entered into a leasing arrangement for 1 Bcf of additional salt-dome storage as of November 2003 and it renegotiated contracts, where possible, to transfer the risk of volatile gas prices to the customer and to provide higher gas marketing margins to the nonutility.

Operation and maintenance expense for the year ended September 30, 2003, was $205.1 million, compared with $158.1 million in fiscal 2002. Excluding the provision for doubtful accounts and a $36.0 million increase attributable to the acquired MVG assets, operation and maintenance expense for fiscal 2003 decreased $2.2 million, compared to fiscal 2002. The provision for doubtful accounts increased $13.3 million in fiscal 2003 generally due to higher revenues in 2003. In the utility segment, the average cost of natural gas for 2003 was $5.76 per thousand cubic feet (Mcf), compared with $3.81 per Mcf for 2002.

Taxes, other than income taxes, for the year ended September 30, 2003, were $55.0 million, compared with $36.2 million for the prior year. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and higher franchise taxes due to higher revenues. Increases in franchise taxes have no effect on net income because these amounts are revenue-based and are recovered through customer billings.

Miscellaneous income for the year ended September 30, 2003, was $2.2 million, compared with miscellaneous expense of $1.3 million for fiscal 2002. The $3.5 million positive change primarily was attributable to a $3.9 million gain recognized in 2003 associated with a sales-type lease of a distributed electric generation plant and to an increase in year-over-year earnings of $1.0 million from an indirect equity interest in Heritage Propane Partners, L.P., partially offset by a $0.6 million charge associated with the cancellation of a weather insurance policy in 2003 and a $0.5 million charge associated with the write-down of obsolete compressor inventory.

Interest charges increased $4.5 million during fiscal 2003, compared with fiscal 2002. The increase was primarily due to interest expense associated with Atmos Energy’s $250 million debt offering in January 2003 used to partially finance the MVG acquisition.

For the year ended September 30, 2003, operating activities provided cash of $49.5 million, compared with providing cash of $297.4 million in 2002. The year-over-year decrease was primarily due to increased accounts receivable balances in the current year as a result of higher gas prices and the additional sales generated by the MVG acquisition, higher costs associated with gas in storage and the effect of the company’s cash contribution in June 2003 to its pension fund.

Results for the 2003 Fourth Quarter Ended September 30, 2003

Consolidated gross profit for the 2003 fourth quarter was $99.8 million, compared with $69.0 million for the same period last year. Total utility gas throughput for the fourth quarter was 36.2 Bcf, compared with 32.2 Bcf for the same period a year ago. The increase in utility throughput resulted primarily from additional volumes associated with the acquired assets of MVG, partially offset by slightly lower transportation volumes. Weather, as adjusted for jurisdictions with weather-normalized operations, was 13 percent colder than normal during the fourth quarter of 2003, compared with weather that was 47 percent warmer than normal in the same period last year. Total natural gas marketing sales volumes for the fourth quarter were 44.9 Bcf, compared with 51.4 Bcf for the prior-year period.

Net income from nonutility operations was $5.9 million for the fourth quarter of 2003, compared with net income of $3.0 million for the same period last year. Nonutility income was higher in the current quarter primarily due to increased marketing margins.

Operation and maintenance expense for the fourth quarter of 2003 was $53.8 million, compared with $35.5 million in 2002. Excluding the provision for doubtful accounts and the $9.9 million increase attributable to the acquired MVG assets, operation and maintenance expense for the fourth quarter of 2003 increased $0.2 million from the same period last year. The provision for doubtful accounts increased $8.2 million compared with the prior-year quarter generally due to higher revenues. In the utility segment, the average cost of natural gas for the 2003 fourth quarter was $5.60 per Mcf, compared with $4.23 per Mcf for the 2002 quarter.

Depreciation and amortization expense for the 2003 fourth quarter was $21.7 million, compared with $20.6 million for the same quarter a year ago. The $1.1 million increase in the 2003 fourth quarter primarily is a result of the acquired MVG assets.

Taxes, other than income taxes, for the fourth quarter of 2003 were $11.0 million, compared with $6.6 million for the fourth quarter of 2002. The increase was primarily attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and to higher franchise taxes due to higher revenues. Increases in franchise taxes have no effect on net income because these amounts are revenue-based and are recovered through customer billings.

Miscellaneous expense for the 2003 fourth quarter was $1.1 million, compared with miscellaneous expense of $0.4 million for the same period in 2002. The $0.7 million increase was primarily attributable to a $0.5 million charge associated with the write-down of obsolete compressor inventory.

Interest charges increased $1.1 million during the 2003 fourth quarter, compared with the same period last year. The increase was primarily due to interest expense associated with Atmos Energy’s $250 million debt offering in January 2003 used to partially finance the purchase of the MVG assets.

Highlights and Recent Developments

City of Amarillo approves new Atmos Energy rates

On August 28, 2003, the company announced that the City of Amarillo, Texas, had approved an overall rate increase of $2.8 million in the annual revenues of Atmos Energy’s natural gas utility operations within the city. As part of its decision, the city also granted a weather-normalization adjustment rider for residential, commercial and public-authority customers in Amarillo.

Rate increase sought in 66 West Texas cities

On September 12, 2003, Atmos Energy filed with 66 cities in West Texas for an overall increase of $7.7 million in the annual revenues of its natural gas utility operations. As a part of the filing, a weather-normalization adjustment rider was proposed for residential, commercial and public-authority customers in West Texas.

Nonutility gas marketing operations reorganized

On October 1, 2003, Woodward Marketing, L.L.C., and the company’s other nonutility natural gas marketing operations were reorganized as Atmos Energy Marketing, LLC. Adopting a single name helps municipal and industrial customers recognize the scope of the company’s nonutility operations and is consistent with the company’s national branding of its utility operations under the trade name Atmos Energy.

Atmos Energy to sell indirect equity interest in Heritage Propane

On November 7, 2003, Atmos Energy announced that it and three utility partners had entered into an agreement to sell their interest in the general partnership and limited partnerships in Heritage Propane Partners, L.P., for $130 million. Atmos Energy expects to receive approximately $24.7 million and to record a $4.4 million pretax book gain. Closing of the transaction, which is conditional upon regulatory approvals, is expected by the end of calendar year 2003.

Conference call to be webcast November 12

Atmos Energy Corporation officers will discuss financial results for the fourth quarter and the year ended September 30, 2003, and the company’s outlook for the future during a webcast conference call on November 12 at 7 a.m. CST. To listen to the call, dial 1-800-218-4007. Slides for the webcast may be viewed on the Internet at www.atmosenergy.com.

Forward-Looking Statements

The matters discussed or incorporated by reference in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “expect,” “estimate,” “plans,” “believe,” “objective,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the Company’s earnings-per-share projections, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. A discussion of these risks and uncertainties may be found in the Company’s Form 10-K for the fiscal year ended September 30, 2002. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, Texas, is one of the largest natural gas distributors in the United States, serving about 1.7 million utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets, construct small distributed generating plants for industrial and municipal customers and hold an indirect equity interest in Heritage Propane Partners, L.P., the fourth-largest U.S. propane marketer. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

	Three Months Ended September 30		Year Ended September 30
Statements of Income	2003	2002	2003	2002
(000s except per share)
Operating revenues:
Utility segment	$211,555	$136,066	$1,554,082	$937,526
Natural gas marketing segment	329,761	239,264	1,668,493	1,031,874
Other nonutility segment	5,388	3,857	21,630	24,705
Intersegment eliminations	(109,832)	(86,741)	(444,289)	(343,141)

	436,872	292,446	2,799,916	1,650,964
Purchased gas cost:
Utility segment	128,030	79,198	1,062,679	559,891
Natural gas marketing segment	318,673	231,243	1,644,328	994,318
Other nonutility segment	65	(1,019)	1,540	8,022
Intersegment eliminations	(109,674)	(86,009)	(443,607)	(342,407)

	337,094	223,413	2,264,940	1,219,824

Gross profit	99,778	69,033	534,976	431,140

Operation and maintenance expense	53,780	35,505	205,090	158,119
Depreciation and amortization	21,728	20,594	87,001	81,469
Taxes, other than income	10,988	6,560	55,045	36,221

Total operating expenses	86,496	62,659	347,136	275,809

Operating income	13,282	6,374	187,840	155,331

Miscellaneous income (expense)	(1,130)	(428)	2,191	(1,321)
Interest charges	15,981	14,870	63,660	59,174

Income (loss) before income taxes and cumulative effect of accounting change	(3,829)	(8,924)	126,371	94,836
Income tax expense (benefit)	(1,393)	(3,315)	46,910	35,180

Income (loss) before cumulative effect of accounting change	(2,436)	(5,609)	79,461	59,656
Cumulative effect of accounting change, net of income tax benefit	—	—	(7,773)	—

Net income (loss)	$(2,436)	$(5,609)	$71,688	$59,656

Basic income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(.05)	$(.14)	$1.72	$1.45
Cumulative effect of accounting change, net of income tax benefit	—	—	(.17)	—

Net income (loss)	$(.05)	$(.14)	$1.55	$1.45

Diluted income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(.05)	$(.14)	$1.71	$1.45
Cumulative effect of accounting change, net of income tax benefit	—	—	(.17)	—

Net income (loss)	$(.05)	$(.14)	$1.54	$1.45

Cash dividends per share	$.300	$.295	$1.20	$1.18

Weighted average shares outstanding:
Basic	51,200	41,495	46,319	41,171
Diluted	51,200	41,495	46,496	41,250

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Three Months Ended September 30		Year Ended September 30
Summary Net Income (Loss) by Segment (000s)	2003	2002	2003	2002
Utility	$(8,357)	$(8,573)	$62,137	$42,994
Natural gas marketing	3,593	2,888	(970)	12,614
Other nonutility	2,328	76	10,521	4,048

Consolidated net income (loss)	$(2,436)	$(5,609)	$71,688	$59,656

	September 30
Condensed Balance Sheets	2003	2002
(000s)
Net property, plant and equipment	$1,515,989	$1,300,320

Cash and cash equivalents	15,683	47,991
Cash held on deposit in margin account	17,903	10,192
Accounts receivable, net	216,783	136,227
Gas stored underground	168,765	91,783
Other current assets	38,863	44,962

Total current assets	457,997	331,155

Goodwill and intangible assets	273,499	190,380
Deferred charges and other assets	271,023	159,530

	$2,518,508	$1,981,385

Shareholders’ equity	$857,517	$573,235
Long-term debt	863,918	670,463

Total capitalization	1,721,435	1,243,698

Accounts payable and accrued liabilities	179,852	136,773
Other current liabilities	127,923	159,727
Short-term debt	118,595	145,791
Current maturities of long-term debt	9,345	21,980

Total current liabilities	435,715	464,271

Deferred income taxes	223,350	134,540
Deferred credits and other liabilities	138,008	138,876

	$2,518,508	$1,981,385

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Year ended September 30
Condensed Statements of Cash Flows	2003	2002
(000s)
Net income	$71,688	$59,656

Cash flows from operating activities

Cumulative effect of accounting change, net of income tax benefit	7,773	—
Depreciation and amortization	89,194	83,921
Deferred income taxes	53,867	14,509
Changes in assets and liabilities	(167,186)	142,680
Other	(5,885)	(3,371)

Net cash provided by operating activities	49,451	297,395

Cash flows from investing activities

Capital expenditures	(159,439)	(132,252)
Acquisitions	(74,650)	(15,747)
Other	704	(10,236)

Net cash used in investing activities	(233,385)	(158,235)

Cash flows from financing activities

Net decrease in short-term debt	(27,196)	(55,456)
Net proceeds from issuance of long-term debt	253,267	—
Proceeds from Bridge loan	147,000	—
Repayment of Bridge loan	(147,000)	—
Repayment of long-term debt	(73,165)	(20,651)
Repayment of Mississippi Valley Gas debt	(70,938)	—
Cash dividends paid	(55,291)	(48,646)
Issuance of common stock	25,720	18,321
Net proceeds from equity offering	99,229	—

Net cash provided (used) by financing activities	151,626	(106,432)

Net increase (decrease) in cash and cash equivalents	(32,308)	32,728
Cash and cash equivalents at beginning of year	47,991	15,263

Cash and cash equivalents at end of year	$15,683	$47,991

	Three Months Ended September 30		Year Ended September 30
Statistics	2003	2002	2003	2002
Heating degree days *	35	17	3,473	3,368
Percent of normal *	113%	53%	101%	94%
Total utility throughput (MMcf as metered)	36,152	32,217	247,965	208,541
Total natural gas marketing sales volumes (MMcf)	44,948	51,424	225,961	204,027
Natural gas meters in service			1,672,798	1,389,341
Average cost of gas—utility	$5.60	$4.23	$5.76	$3.81
* Adjusted for weather-normalized operations. For periods beginning October 1, 2002, the normal heating degree day calculation utilized updated 30-year normal weather data.

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